Exhibit 99.1

ATLANTIC AMERICAN REPORTS THIRD QUARTER RESULTS

ATLANTA, Georgia, November 12, 2019 - Atlantic American Corporation (Nasdaq- AAME) today reported net loss for the three month period ended September 30, 2019 of $1.4 million, or $0.07 per common share, as compared to net income of $0.9 million, or $0.04 per common share, for the comparable period in 2018.  For the nine month period ended September 30, 2019, the Company reported net loss of $1.7 million, or $0.10 per common share, as compared to net loss of $0.9 million, or $0.06 per common share, for the comparable period in 2018.

Premium revenue for the three month period ended September 30, 2019 increased $2.4 million, or 5.8%, to $45.0 million from $42.6 million for the comparable period in 2018.  For the nine month period ended September 30, 2019, premium revenue increased $7.7 million, or 6.0%, to $135.3 million from $127.6 million for the comparable period in 2018.  The increase in premium revenue was primarily attributable to an increase in the Medicare supplement line of business in the Company’s life and health operations, coupled with an increase in the automobile physical damage line of business in the Company’s property and casualty operations.

Excluding the effects of realized or unrealized gains or losses and taxes, operating loss (as defined below) increased to $2.3 million for the three month period ended September 30, 2019, as compared to operating loss of $0.5 million for the comparable period in 2018.  For the nine month period ended September 30, 2019, the Company reported operating loss of $5.7 million, as compared to operating loss of $2.8 million for the comparable period in 2018.  The increase in operating losses for the three and nine month periods ended September 30, 2019 was primarily the result of increased claims in the Medicare supplement line of business in the Company’s life and health operations.

Commenting on the third quarter, Hilton H. Howell, Jr., chairman, president and chief executive officer, stated, “We are working vigorously to turn our Medicare supplement line of business back to profitability with appropriate rate adjustments coupled with controlled underwriting and distribution.  And sales in the Company’s ancillary lines of business have reached historical highs, primarily as a result of success in the Worksite division.  This is proof positive that our product diversification efforts are bearing fruit.  Additionally, our property and casualty operations continue to steadily grow the business and return profits to the bottom line.”

Atlantic American Corporation is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal insurance subsidiaries are American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company and Bankers Fidelity Assurance Company.

Note regarding non-GAAP financial measure: Atlantic American Corporation presents its consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP).  However, from time to time, the Company may present, in its public statements, press releases and filings with the Securities and Exchange Commission, non-GAAP financial measures such as operating income (loss). Management believes operating income (loss) is a useful metric for investors, potential investors, securities analysts and others because it isolates the “core” operating results of the Company before considering certain items that are either beyond the control of management (such as income tax expense, which is subject to timing, regulatory and rate changes depending on the timing of the associated revenues and expenses) or are not expected to regularly impact the Company’s operating results (such as any realized and unrealized investment gains (losses), which are not a part of the Company’s primary operations and are, to a limited extent, subject to discretion in terms of timing of realization).  The financial data attached includes a reconciliation of operating income (loss) to net income (loss), the most comparable GAAP financial measure.  The Company’s definition of operating income (loss) may differ from similarly titled financial measures used by others.  This non-GAAP financial measure should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:
J. Ross Franklin	Hilton H. Howell, Jr.
Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5580	404-266-5505

Atlantic American Corporation
Financial Data

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited; In thousands, except per share data)	2019	2018	2019	2018
Insurance premiums
Life and health	$30,530	$29,507	$92,221	$88,305
Property and casualty	14,475	13,050	43,035	39,299
Insurance premiums, net	45,005	42,557	135,256	127,604

Net investment income	2,187	2,215	6,834	7,111
Realized investment gains (losses), net	(430)	484	1,565	797
Unrealized gains on equity securities, net	944	1,083	2,096	753
Other income	39	31	139	88

Total revenue	47,745	46,370	145,890	136,353

Insurance benefits and losses incurred
Life and health	25,279	22,415	75,831	69,934
Property and casualty	9,440	10,672	28,346	28,544
Commissions and underwriting expenses	11,471	8,722	33,995	28,456
Interest expense	533	529	1,624	1,497
Other expense	2,766	2,960	8,142	9,168

Total benefits and expenses	49,489	45,298	147,938	137,599

Income (loss) before income taxes	(1,744)	1,072	(2,048)	(1,246)
Income tax expense (benefit)	(352)	138	(392)	(341)

Net income (loss)	$(1,392)	$934	$(1,656)	$(905)

Earnings (loss) per common share (basic and diluted)	$(0.07)	$0.04	$(0.10)	$(0.06)

Reconciliation of Non-GAAP Financial Measure

Net income (loss)	$(1,392)	$934	$(1,656)	$(905)
Income tax expense (benefit)	(352)	138	(392)	(341)
Realized investment (gains) losses, net	430	(484)	(1,565)	(797)
Unrealized gains on equity securities, net	(944)	(1,083)	(2,096)	(753)

Non-GAAP Operating gain (loss)	$(2,258)	$(495)	$(5,709)	$(2,796)

Selected Balance Sheet Data	September 30, 2019	December 31, 2018

Total cash and investments	$283,405	$254,559
Insurance subsidiaries	265,289	235,796
Parent and other	18,116	18,763
Total assets	383,335	344,274
Insurance reserves and policyholder funds	198,324	189,048
Debt	33,738	33,738
Total shareholders' equity	116,411	101,372
Book value per common share	5.42	4.75
Statutory capital and surplus
Life and health	26,644	34,214
Property and casualty	45,386	43,467